EXHIBIT 99.1

As Seen On TV, Inc. Executes Memorandum of Understanding to Acquire Infusion Brands International, Inc.

Combination Unites Popular Brands As Seen On TV, eDiets and “Dual” Under Seasoned Leadership Team

CLEARWATER, Fla., December 23, 2013 -- As Seen On TV, Inc. (OTCQB: ASTV), a leading multi-platform brand marketing company and online shopping destination, today announced that it has signed a memorandum of understanding to acquire Infusion Brands International, Inc., the marketer behind the globally renowned "Dual" brand and strategic partner of Ronco Holdings. The transaction is anticipated to be an all-stock transaction resulting in pro-forma ownership of one-quarter As Seen On TV, Inc. shareholders to three-quarters Infusion Brands shareholders. The transaction is expected to close in the first quarter of 2014.

The combined companies will be based in Clearwater, FL, and will feature a powerful portfolio of revenue generating direct response brands including AsSeenOnTV.com, eDiets, DualSaw, Dual Tools and D.O.C. cleaning. Similar to As Seen on TV, Infusion Brands has successfully marketed brands in all channels of distribution, driving retail sales through direct response marketing initiatives as well as live television shopping. Infusion Brands has expanded its distribution both domestically and internationally such as through global live shopping channels QVC (US, Italy, UK), HSN (US), ShopNBC (US), The Shopping Channel (Canada), HSE24 (Germany), and IdealWorld (UK). Moreover, Infusion Brands has also expanded its own global wholesale and retail distribution network that will be leveraged by the combined entities.

Additionally, Infusion Brands has a strategic partner with Ronco Holdings, Inc., owner of the popular consumer housewares brand founded by Ron Popeil. Ronco announced last week that well-known television pitchman Marc Gill will be its new brand ambassador beginning with airings on HSN as early as February 2014. Ronco's strategic partnership with Mr. Gill and Infusion Brands will continue with the As Seen on TV acquisition.

"Infusion Brands has terrific brands and is renowned for its breakthrough design and innovation heritage," said Ronald C. Pruett, Jr., CEO and President of As Seen On TV, Inc. "This is a significant step for As Seen On TV and our multichannel distribution platform. The new brands and distribution opportunities, including global retail, should dramatically increase the As Seen on TV inventor licensing opportunities along with our online ecommerce and crowdfunding site traffic," said Mr. Pruett.

"We couldn't be more excited about the endless growth opportunities for these two companies and our respective brands and partners around the world," stated Bob DeCecco, CEO and Director of Infusion Brands. "By consolidating our brand assets, management and revenues, we immediately accelerate our ability to create more awareness for our brands while monetizing these combined assets. I look forward to working alongside Ron and our respective management teams as we continue to create a truly exciting and innovative consumer products company." Mr. DeCecco will become the CEO of the combined entities upon closing of the merger.

About As Seen On TV

As Seen On TV, Inc. (OTCQB: ASTV) is the leading multichannel distributor of As Seen On TV products. The company, founded by principal architect of the direct response industry and original shark from ABC's Shark Tank Kevin Harrington, serves up fun for engaged consumers worldwide. Customers can find 1,500 products from As Seen on TV in the areas of Household, Kitchen, Outdoor, Health & Beauty, Fitness, Clothing, Electronics, Toys, Novelty, Pets, DVDs, and Food. Celebrities and industry experts often endorse As Seen On TV products for their inventive nature and utility. For more information, please visit www.AsSeenOnTV.com or follow ASTV online at Facebook.com/OfficialAsSeenOnTV, @AsSeenOnTV on Twitter and Pinterest.com/AsSeenOnTVHQ.

About Infusion Brands International, Inc.

Infusion Brands International, Inc. is a consumer products company that leverages direct response channels to satisfy unmet market demands and solve everyday problems, with an array of innovative consumer products that have potential to disrupt their categories with significant competitive advantages, features and benefits. With physical offices in North America, Europe and Asia, Infusion Brands has worldwide reach and capability. For more information, visit www.infusionbrands.com.

Forward-Looking Statements

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that, whether or not expressly stated, certain statements made in this news release that reflect management's expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's annual report on Form 10-K for the fiscal year ended March 31, 2013, which are available at www.sec.gov. We caution readers that certain important factors may have affected and could in the future affect the Company's actual results and could cause the Company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company.

Contact Information:
As Seen On TV, Inc.
Ashley Bowden
Corporate Communications Director
abowden@astvinc.com
727-451-9519